EXHIBIT 3.1

STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP AND MERGER

SUBSIDIARY INTO PARENT
SECTION 253
MERGING

BUCKEYE HOLDINGS CORPORATION

INTO

AMERICAN ECOLOGY CORPORATION

(Pursuant to Section 253 of the General Corporation Law of Delaware)

American Ecology Corporation, a corporation incorporated on the 23rd day of March 1987 (“Company”), pursuant to the provisions of the General Corporation Law of the State of Delaware;

DOES HEREBY CERTIFY that Company owns 100% of the capital stock of Buckeye Holdings Corporation, a corporation incorporated on the 24th day of September 2009, pursuant to the provisions of the General Corporation Law of the State of Delaware and that the Company, by a resolution of its Board of Directors duly adopted by unanimous written consent on the 1st day of February 2010, determined to merge into itself said Buckeye Holdings Corporation, which resolution is in the following words to wit:

WHEREAS, by resolution dated December 11, 2009, the Board of Directors authorized management to take the necessary steps in timely fashion to effect and announce a name change of American Ecology Corporation to “US Ecology, Inc.”

WHEREAS, the Company may change its name without stockholder approval under Section 253(b) of the Delaware General Corporation Law (the “DGCL”) by causing a subsidiary to merge into the Company and including in the Certificate of Ownership and Merger a provision that the Company is changing its name;

WHEREAS, the Company owns 100% of the outstanding capital stock of Buckeye Holdings Corporation (“BHC”), a corporation organized and existing under the laws of the State of Delaware;

WHEREAS, there has been submitted to and considered by the members of the Board of Directors an Agreement of Merger (the "Agreement") by and between BHC and the Company providing for the short-form merger (the "Merger") of BHC with and into the Company pursuant to the DGCL and further providing that all of the assets, liabilities and obligations of BHC will become assets, liabilities and obligations of Company pursuant to DGCL Section 259 and that the Company will change its name to “US Ecology, Inc.” pursuant to DGCL Section 253(b); and

WHEREAS, the undersigned deem it advisable and in the best interests of the Company to approve and to consummate the Merger and that a Certificate of Ownership and Merger (the "Merger Certificate") be executed and filed with the State of Delaware’s Secretary of State and that any other appropriate documents and acts be executed, delivered and performed.

NOW, THEREFORE, BE IT RESOLVED, that the Company, a Delaware corporation and owner of all of the outstanding shares of BHC, which is also a Delaware corporation, become a party to the Agreement and undertake the Merger and thereby merge BHC into the Company pursuant to the provisions of the DGCL and take ownership of all of the assets and assume all of the liabilities and obligations of BHC;

RESOLVED FURTHER, that BHC shall be the disappearing corporation upon the effective date and the Company shall continue its existence as the surviving corporation;

RESOLVED FURTHER, that in connection with the Merger, the Company's name shall be changed from American Ecology Corporation to “US Ecology, Inc.”;

RESOLVED FURTHER, that the issued and outstanding shares of BHC's capital stock shall not be converted in any manner, nor shall any cash or other consideration be paid or delivered therefor, inasmuch as the Company is the owner of all outstanding shares of BHC, but each said share which is issued as of the effective date of the Merger shall be surrendered and extinguished;

RESOLVED FURTHER, that officers of the Company are hereby authorized to enter into the Agreement on behalf of the Company and to execute the Merger Certificate and cause it to be filed with the State of Delaware’s Secretary of State; and

RESOLVED FURTHER, that the Board of Directors and the proper officers of the Company are hereby authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of the Merger herein provided for;

IN WITNESS WHEREOF, American Ecology Corporation has caused this Certificate of Ownership and Merger to be signed by Jeffrey R. Feeler, on the 22nd day of February 2010.

American Ecology Corporation a Delaware Corporation By: /S/ Jeffrey R. Feeler Jeffrey R. Feeler Its: Vice President, Chief Financial Officer and Secretary